Exhibit 99.1
BankAtlantic Bancorp Reports Financial Results
For the Fourth Quarter and Full Year, 2008
- BankAtlantic’s Fourth Quarter of 2008 loss led by non-cash goodwill impairment and non-cash deferred tax asset valuation charges-
- BankAtlantic’s pre-tax core operating earnings (1) increased 28.9%
for the full 2008 year -
- Balance sheet strengthened through increased loan loss reserves, decreased leverage and continued well-capitalized ratios -
     FORT LAUDERDALE, Florida — February 10, 2009 —BankAtlantic Bancorp, Inc. (NYSE: BBX) today reported a loss for the quarter and year ending December 31, 2008.
Fourth Quarter 2008
     The net loss of ($156.6) million or ($13.94) per diluted share for the fourth quarter of 2008 was driven by non-cash charges of $129.6 million, comprised of a goodwill impairment charge of $48.3 million at BankAtlantic, the banking subsidiary of BankAtlantic Bancorp, and an $81.3 million non-cash deferred tax asset valuation allowance. Of this deferred tax asset allowance, $67.4 million was reflected at BankAtlantic and $13.9 million was reflected at the parent company level. See further discussion in the Income Taxes section below. While reflected in the fourth quarter’s earnings, the goodwill impairment and the deferred tax asset allowance have no impact on ongoing operations and did not affect BankAtlantic’s regulatory capital, well-capitalized status, cash or liquidity.
     Excluding the goodwill impairment and deferred tax asset allowance, BankAtlantic Bancorp’s net loss for the fourth quarter of 2008 was ($27.0) million or ($2.41) per diluted share, compared to a net loss of ($9.9) million or ($0.89) per diluted share, in the fourth quarter of 2007.

(1)	Core operating earnings is defined as pretax earnings before loan and tax certificate provisions, debt redemption costs and impairment, restructuring and exit activities.

Full Year 2008
     For the full year 2008, BankAtlantic Bancorp (the “Company”) reported a net loss of ($205.5) million or ($18.30) per diluted share. Excluding the goodwill impairment and the deferred tax asset allowance, the Company’s net loss was ($75.9) million for the full year 2008, or ($6.76) per diluted share, compared to a net loss of ($22.2) million or ($1.91) per diluted share for the full year 2007.
     BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “The U.S. economy is experiencing one of the deepest and longest economic downturns in its history and the Florida economy mirrors the national landscape. In fact, certain sectors of the real estate market in South Florida have been impacted more severely than the U.S. markets in general, and our results reflect these extraordinarily challenging economic times.
     “BankAtlantic’s 57 year history is deeply rooted in community banking and we have proudly supported the growth and vibrancy of our communities. Unfortunately, the homebuilding and commercial real estate sectors have faced unprecedented challenges in Florida. This is clearly evidenced in the results of our Commercial Real Estate portfolio, which prior to the downturn, had suffered minimal losses in over 20 years.
     “BankAtlantic has operated during all phases of economic cycles over the past half century, and although no cycle is identical, we believe that our long term success will depend on our continued focus on three principles: managing credit, improving core operating earnings, and maintaining appropriate capital levels. While our success at managing credit risk is clearly impacted by the state of the economy, we believe we are prudently managing our portfolio and anticipate improvement as the overall economy recovers. Although disappointed with continuing losses and charge-offs, BankAtlantic’s core operating earnings (defined as pretax earnings before loan and tax certificate provisions, debt redemption costs and impairment, restructuring and exit activities) increased significantly during 2008 and, most importantly, the Bank’s capital levels continue to exceed all regulatory ‘well-capitalized’ ratios. Specifically, as of December 31, 2008:
•	“BankAtlantic’s capital levels exceeded all regulatory ‘well-capitalized’ thresholds, essentially unchanged from the fourth quarter of 2007.

•	“BankAtlantic’s pre-tax core operating earnings increased to $65.4 million for the full 2008 year versus $50.7 million for the full 2007 year, an increase of 28.9%
•	“During the quarter, BankAtlantic funded over $148 million in commercial, consumer and small business loans, which we believe is not only appropriate but vital to the economic recovery of our communities. At the same time, as part of its capital management efforts, BankAtlantic reduced its assets by over $283 million during the quarter, primarily as a result of using scheduled repayments of loans and investment securities to reduce borrowings.
•	“A key strength of the BankAtlantic franchise has always been and continues to be our low cost deposit base. Of our total deposits at December 31, 2008, approximately 66% were non-CD balances with a deposit cost of 0.61%. Brokered CDs as a percent of assets were 4% at quarter-end. While we continued to grow both core and total deposits during the fourth quarter of 2008 over the prior quarter, our total cost of deposits remained very attractive at 1.59%.
•	“BankAtlantic effectively reduced its ratio of total borrowings to deposits plus borrowings from 30.0% at September 30, 2008 to 25.0% at December 31, 2008, a further strengthening of its balance sheet.
•	“As we have reported previously, BankAtlantic’s lending practices have never included subprime, option-arm or negative amortization products, and its investment portfolio does not include credit default swaps, commercial paper, collateralized debt obligations (CDO’s), structured investment vehicles (SIV’s), Auction Rate Securities, Fannie Mae or Freddie Mac equity.
     “Again, we believe that BankAtlantic’s long term success requires our continued focus on managing credit, improving core operating earnings, maintaining appropriate capital levels, and making our customers our number one priority. This formula has proven correct over time. Ultimately, while banks and the financial landscape continue to change, BankAtlantic remains ready to serve Florida’s residents as it has for over a half century,” concluded Alan B. Levan.

BankAtlantic Highlights:
BankAtlantic Performance:
     Capital Strength — BankAtlantic’s Chief Executive Officer, Jarett S. Levan, commented, “BankAtlantic is well-capitalized, with Core, Tier I and Total Capital ratios of 6.77%, 9.75% and 11.58% at December 31, 2008, respectively, well in excess of the regulatory well-capitalized thresholds of 5.0%, 6.0% and 10.0%. These ratios are essentially unchanged from the fourth quarter of 2007. Additionally, BankAtlantic’s ratio of tangible common equity to tangible assets (“TCE”) was 6.8% at December 31, 2008. During the fourth quarter of 2008, BankAtlantic substantially offset the impact of its net loss on its regulatory capital position through an effective reduction of over $283 million in assets (before the goodwill impairment and deferred tax asset write-downs), primarily as a result of payments received on residential loans and redemptions of tax certificates by property owners. BankAtlantic did not receive any capital contributions during the fourth quarter from its holding company, BankAtlantic Bancorp. However, BankAtlantic Bancorp contributed $65.0 million to BankAtlantic during the first nine months of 2008.
     Deposits and Liquidity — “BankAtlantic’s deposit base continues to be a stable funding source, with over 66% of our $3.9 billion in total deposits at December 31, 2008 comprised of non-CD balances, with an average cost of non-CD deposits and total deposits for the fourth quarter of 2008 of 0.61% and 1.59%, respectively. We believe the low-cost nature of BankAtlantic’s deposit base is a differentiating strength of its franchise, particularly in the current economy.
     “Core deposits (demand, NOW and savings accounts) and total deposits at December 31, 2008 increased approximately $16 million and $58 million, respectively, from the third quarter of 2008. During the fourth quarter of 2008, BankAtlantic proactively reduced its period-end Federal Home Loan Bank (‘FHLB’) borrowings from the third quarter by $501.0 million, or 34.0%, and reduced its ratio of total borrowings to deposits plus borrowings from 30.0% to 25.0%. Further, BankAtlantic’s brokered deposit balances at December 31, 2008 represented only 4.0% of assets, an amount we believe to be significantly below other Florida financial institutions.
     Net Income — “BankAtlantic’s net loss before the goodwill impairment and deferred tax asset valuation allowance was ($19.2) million for the fourth quarter of 2008, compared to a net loss of ($3.4) million for the fourth quarter of 2007.

     “Pre-tax core operating earnings for the fourth quarter of 2008, as defined above, were $7.7 million compared to $7.8 million reported for the fourth quarter of 2007. Pre-tax core operating earnings during 2008 were $65.4 million versus $50.7 million for the 2007 year, a 28.9% improvement. Loan loss and tax certificate provisions, goodwill impairment, debt redemption costs, and impairment, restructuring and exit activity expenses, which are not included in core operating earnings, were ($88.6) million for the fourth quarter of 2008, ($48.3) million of which was goodwill impairment, and ($15.3) million for the fourth quarter of 2007, and aggregated ($202.2) million and ($91.5) million for the full years ended December 31, 2008 and 2007, respectively.
     Net Interest Margin — “Net interest income for the fourth quarter of 2008 was $44.5 million compared to $47.3 million in the fourth quarter of 2007, with approximately $1.9 million of the decline from a decrease in earning assets through scheduled payments and redemptions. Additionally, the incremental impact of additional non-accrual loans during the fourth quarter of 2008 was approximately $1.3 million greater than the comparative 2007 quarter. Partially as a result of these changes, the tax equivalent net interest margin during the fourth quarter of 2008 was 3.29% versus 3.41% during the fourth quarter of 2007. Concurrently, we worked to improve the net interest spread on the balance sheet, resulting in a spread of 2.92% in the fourth quarter of 2008 compared to 2.79% in the fourth quarter of 2007.
     “For the full year 2008, net interest income was similarly impacted by lower assets and increasing nonaccrual loans. Net interest income for 2008 was $193.6 million compared to $199.5 million in the comparable 2007 period. Tax equivalent net interest margin was 3.45% for 2008 versus 3.62% for the full year 2007. Lower earning asset balances reduced the margin by approximately $2.9 million during this period, while the incremental impact of nonaccrual loans was approximately $1.2 million. Similar to fourth quarter results, the full year results included a targeted improvement of the full year net interest spread in 2008 to 3.03% compared to 2.94% for the full year 2007.
     Non-interest income — “Total non-interest income was 41.0% of total revenue for the fourth quarter of 2008 as well as the full year 2008, compared to 42.0% for the full year 2007. Total non-interest income for the fourth quarter of 2008 was $31.1 million and $137.3 million for the full year 2008. This source of revenue, while less than last year largely due to current economic conditions, continues to be a stable source of revenue for BankAtlantic.

     Non-interest expense — “Expense reduction initiatives have continued to result in savings as core expenses in the fourth quarter of 2008 (defined as total non-interest expense excluding goodwill impairment, provision for tax certificates, impairment, restructuring and exit activities and costs associated with debt redemption) were $67.9 million, or a 10.5% improvement over the fourth quarter of 2007 expenses of $75.8 million. For the full year 2008, core expenses were $265.6 million, or a 9.3% improvement over the full year 2007 expenses of $292.7 million. Expenses not included in core expenses consisted of the following:
•	“Goodwill impairment of $48.3 million in the fourth quarter and for the full year 2008, versus none in 2007. The impairment was related to BankAtlantic’s Commercial Real Estate and Community divisions, a result of the economic impact on these businesses combined with the overall downturn in the industry and sustained decline in the Company’s stock price.

•	“Costs associated with debt redemption of $1.2 million in the fourth quarter and the full year 2008, versus none in 2007. These costs were associated with the prepayment of certain FHLB borrowings, which we anticipate will have the effect of improving net interest income in 2009 over what it would have otherwise been by approximately $4.8 million.

•	“Impairment, restructuring and exit charges of $3.6 million and $5.7 million in the fourth quarters of 2008 and 2007, respectively, and $10.0 million and $20.4 million for the full years 2008 and 2007, respectively, related primarily to foreclosed property held by us, impairments, and impairments of facilities held for sale and sublease as we continue to seek to reduce occupancy and facility expenses.

•	“Tax certificate provision expense of $3.6 million and $75,000 in the fourth quarters of 2008 and 2007, respectively, and $7.3 million and $300,000 for the full years 2008 and 2007, respectively. The increased provisions relate primarily to certain out of state portfolios purchased in distressed areas.

Credit Risk Management:
     Credit — “The provision for loan losses in the fourth quarter of 2008 was $31.8 million, an increase from the prior and comparable quarters as BankAtlantic’s allowance for loan losses increased to $125.6 million at December 31, 2008, representing 2.87% of total loans, compared to 2.04% at December 31, 2007. The allowance has increased in all loan categories, particularly our Commercial Real Estate loan portfolio where we experienced a significant increase in non-accrual loans. Total non-accrual loans increased approximately $118 million in the fourth quarter of 2008, including an increase of approximately $105 million in commercial real estate non-accrual loans. Of these commercial real estate non-accruals, approximately 50% were included in the Residential Land Acquisition, Development & Construction portfolio, previously identified as higher risk in this environment. BankAtlantic experienced fourth quarter net charge-offs of $12.6 million, an improvement over each of the prior quarters in 2008, and compared to net charge-offs of $7.9 million in the fourth quarter of 2007. Full year 2008 net charge-offs were $97.4 million, compared to $20.4 million for the full year 2007. See details of charge-offs, non-accrual loans and delinquencies in the Capital & Credit Highlights tables below.
     Commercial Real Estate Loans — “At December 31, 2008, BankAtlantic’s Commercial Real Estate loan portfolio totaled $1.2 billion, including the following loan categories that have been reduced during 2008 as a result of pay-downs, pay-offs, charge-offs, and/or sale to Bancorp’s asset workout subsidiary or others:
     “Builder land bank loans: Consisted of 12 loans aggregating $149.6 million at December 31, 2007, including 6 loans aggregating $86.5 million on non-accrual at year end 2007; reduced to 7 loans aggregating $62.4 million at December 31, 2008, including 4 loans aggregating $40.4 million on non-accrual at year end 2008.
     “Land acquisition and development loans: Consisted of 34 loans aggregating $194.9 million at December 31, 2007, including 2 loans aggregating $7.3 million on non-accrual at year end 2007; reduced to 25 loans aggregating $165.8 million at December 31, 2008, including 3 loans aggregating $33.2 million on non-accrual at year end 2008.
     “Land acquisition, development and construction loans: Consisted of 29 loans aggregating $151.6 million at December 31, 2007, including 7 loans aggregating $57.2 million on non-accrual at year end 2007; reduced to 14 loans aggregating $75.5 million at December 31, 2008, including 3 loans aggregating $18.5 million on non-accrual at year end 2008.

     “These non-accrual commercial real estate loans are reflected on the Bank’s financial statements at approximately 62% of their original principal balances after charge-offs or specific reserves. In addition to the residential land loans discussed above, BankAtlantic had other commercial real estate loans totaling $69.8 million on non-accrual at December 31, 2008. If economic pressures continue to impact our borrowers, we could experience continued deterioration in our commercial real estate portfolio.
     Purchased Residential Loans — “Our Purchased Residential loan portfolio was $1.9 billion at year-end, representing 42.4% of the Bank’s total loans. This portfolio consists of approximately 6,100 first mortgage loans secured by properties throughout the nation. Delinquencies, excluding non-accrual loans, at December 31, 2008 were 0.99%. While this portfolio is experiencing increased delinquencies and non-accrual balances, it is important to note that the portfolio is geographically diverse, the weighted average FICO score of borrowers in this portfolio was 742 at the time of origination and the original back end debt ratio was a weighted average of 33.4%. The current weighted average loan-to-value of the loans in this portfolio is 75.1%. Our standard products in this portfolio have never included purchased or originated subprime, negative amortizing, option-arm or ‘pick-a-payment’ loans. While we anticipate that we may experience continued deterioration in this portfolio until the broader economy improves, we do believe that the nature of this portfolio should result in better performance than many industry residential loan portfolios.
     Consumer Loans — “Our Consumer loan portfolio had an outstanding balance of $745.1 million at year-end, with home equity loans representing 96.5% of this portfolio. All of our home equity loans were originated by us in our local markets with central underwriting. Approximately 23% of this portfolio is secured by first mortgages. Delinquencies, excluding non-accrual loans, at December 31, 2008 were 1.60%. We continue to work diligently with our borrowers experiencing difficulties and regularly evaluate our consumer loan available commitments and to reduce overall line exposure where appropriate; however, we anticipate that we will continue to experience increased levels of delinquencies and charge-offs in this portfolio during 2009 based on current economic conditions.

Income Taxes
     “Income tax expense amounted to $54.0 million for the fourth quarter of 2008, compared with an income tax benefit of $4.1 million for the same quarter of 2007. As previously indicated, the variance was primarily due to the establishment of a non-cash valuation allowance on our deferred tax assets, recorded based upon the requirements of SFAS No.109 ‘Accounting for Income Taxes’ (‘SFAS No. 109’). SFAS No. 109 states that a deferred tax asset should be reduced by a valuation allowance if based on the weight of all available factors, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized.
     “As of December 31, 2008, BankAtlantic had approximately $67.4 million of net deferred tax assets on its balance sheet. A significant amount of BankAtlantic’s deferred tax assets relate to net operating losses and allowances for loan losses recorded in the past two years arising from the impact of the unprecedented economic downturn on BankAtlantic. Due to BankAtlantic’s recent history of losses, the significant ongoing deterioration in economic conditions and other factors, BankAtlantic recorded a full $67.4 million deferred tax asset valuation allowance at December 31, 2008.
     “The deferred tax asset valuation allowance is non-cash, does not impact cash flows, liquidity or any ongoing operations at BankAtlantic. Additionally, BankAtlantic’s net operating loss carry forwards have an expiration term of 20 years. Most importantly, this deferred tax asset allowance does not affect the ongoing regulatory capital computations for BankAtlantic. BankAtlantic continues to maintain regulatory capital ratios well in excess of the ‘well-capitalized’ levels, and this valuation allowance has no impact on this well-capitalized status.
     “BankAtlantic will evaluate the necessity of the deferred tax asset allowance quarterly, and to the extent realization of a portion or all of the tax asset becomes ‘more-likely-than-not’ based on changes in circumstances as per the SFAS 109 guidance (through improved earnings, changes in tax law or other relevant changes), a reversal of that portion of the deferred tax asset valuation allowance will be made. As an example, if currently proposed legislation is passed that would allow BankAtlantic to take a five-year carry back of net operating losses, that might result in a reversal of some portion of the deferred tax asset valuation allowance into income during the period such legislation became effective.”

BankAtlantic Bancorp:
     Alan B. Levan further commented “At December 31, 2008, BankAtlantic Bancorp had $40.7 million in cash and investments. Securities activities for the fourth quarter of 2008 included an other-than-temporary impairment charge of ($3.4) million related to a sustained deterioration in the market value of an investment. The comparable 2007 quarter included a loss of ($4.0) million related to investment impairments and warrant valuations. Full year securities activities resulted in a loss of ($356,000) in 2008 compared to a gain of $6.1 million in 2007. Income tax expense amounted to ($7.2) million for the fourth quarter 2008, compared with an income tax benefit of $3.7 million for the same quarter of 2007. The variance was primarily due to the fourth quarter 2008 establishment of a $13.9 million valuation allowance on the deferred tax assets at the parent company level. As previously stated, the deferred tax asset valuation allowance is non-cash, does not impact cash flows, liquidity or any ongoing operations at BankAtlantic Bancorp.
     Asset Workout Subsidiary — “As previously discussed, during the first quarter of 2008, BankAtlantic Bancorp formed a wholly-owned asset workout subsidiary and purchased certain non-accrual loans from BankAtlantic. These assets are no longer held by BankAtlantic, and any gain or loss associated with these assets will have no impact on BankAtlantic’s operations or capital, but will be included in BankAtlantic Bancorp’s consolidated results. These assets, as with all other assets and liabilities of BankAtlantic Bancorp, should not be combined with those of BankAtlantic when evaluating and comparing metrics for BankAtlantic as the insured financial institution.
     “At December 31, 2008, the loans held by the workout subsidiary totaled $81.3 million with specific loan reserves of $11.7 million. During the fourth quarter of 2008, primarily as a result of more current valuations, these loans were written-down by $2.7 million. The breakdown of the non-accrual loans held by the Company’s asset workout subsidiary at December 31, 2008 is as follows:
     “Builder land bank loans: Comprised of 4 loans aggregating $22.0 million.
     “Land acquisition and development loans: Comprised of 4 loans aggregating $16.8 million.
     “Land acquisition, development and construction loans: Comprised of 9 loans aggregating $29.2 million.

     “Other Commercial real estate loans: Comprised of 3 loans aggregating $5.8 million.
     “Commercial business loans: Comprised of 3 loans aggregating $5.6 million.
     “These loans are carried on BankAtlantic Bancorp’s books at approximately 55% of their original principal balances after charge-offs or specific reserves.
     Discontinued Operations — “BankAtlantic Bancorp recorded $10.6 million in discontinued operations net income in the fourth quarter of 2008 related to the contingent earn-out received from the 2007 first quarter sale of Ryan Beck. The final earn-out period concludes February 28, 2009. The full year 2008 net income from discontinued operations was $16.6 million compared to $7.8 million for the full year 2007.
     Cash Dividend — “BankAtlantic Bancorp’s Board of Directors recently declared a cash dividend of $0.025 per share to all shareholders of record of its Class A and Class B Common Stock at the close of trading on January 20, 2009. While given the current economy, there is no assurance that dividends will continue to be declared and paid into the future, this quarter’s dividend declaration marked BankAtlantic Bancorp’s 62nd consecutive quarterly dividend payment.”
Financial Highlights:
All per share and stock price amounts presented below have been restated to reflect the one-for-five reverse stock split effected by BankAtlantic Bancorp on September 26, 2008.
Fourth Quarter, 2008 Compared to Fourth Quarter, 2007
BankAtlantic Bancorp — consolidated:
•	Loss from continuing operations excluding non-cash goodwill impairment and deferred tax asset valuation allowance of ($37.6) million versus ($9.9) million; fourth quarter of 2008 included goodwill impairment of $48.3 million and a deferred tax asset valuation allowance of $81.3 million
•	Diluted loss per share from continuing operations excluding non-cash goodwill impairment and deferred tax asset valuation allowance of ($3.35) versus ($0.89)

BankAtlantic:
•	Excluding goodwill impairment and deferred tax asset valuation allowance, loss of ($19.2) million versus ($3.4) million; fourth quarter of 2008 included goodwill impairment of $48.3 million and a deferred tax asset valuation allowance of $67.4 million

•	Pre-tax operating earnings of $7.7 million versus $7.8 million; pre-tax operating earnings excludes the impact of provision for loan and tax certificate losses, impairments, debt redemption costs, restructuring and exit activities of ($88.6) million for the 2008 quarter and ($15.3) million for the 2007 quarter

•	Tax equivalent net interest margin of 3.29% versus 3.41%

•	Non-interest income of $31.1 million versus $36.3 million

•	Non-interest expense of $67.9 million versus $75.8 million, a decrease of 10.5%, before the impairment, debt redemption cost, provision for tax certificates, restructuring and exit activities of ($56.8) million in 2008 and ($5.8) million in 2007
Full Year 2008 Compared to Full Year 2007
BankAtlantic Bancorp – consolidated:
•	Loss from continuing operations excluding non-cash goodwill impairment and deferred tax asset valuation allowance of ($92.5) million versus ($30.0) million; 2008 included goodwill impairment of $48.3 million and a deferred tax asset valuation allowance of $81.3 million

•	Diluted loss per share from continuing operations excluding non-cash goodwill impairment and deferred tax asset valuation allowance of ($8.24) versus ($2.58)
BankAtlantic:
•	Excluding goodwill impairment and deferred tax asset valuation allowance, loss of ($52.3) million versus ($19.4) million; 2008 included goodwill impairment of $48.3 million and a deferred tax asset valuation allowance of $67.4 million

•	Pre-tax operating earnings of $65.4 million versus $50.7 million; pre-tax operating earnings excludes the impact of provision for loan and tax certificate losses, impairments, debt redemption costs, restructuring and exit activities of ($202.2) million for 2008 and ($91.5) million for 2007

•	Non-interest income of $137.3 million versus $143.9 million, a decrease of 4.6%

•	Non-interest expense of $265.6 million versus $292.7 million, a decrease of 9.3% before the $66.8 million and $20.7 million of impairment, debt redemption costs, provision for tax certificates, restructuring and exit activities during the 2008 and 2007 periods
Capital and Credit Highlights:
Capital Ratios (BankAtlantic)

Capital Ratios	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Total Risk-Based	11.58%	11.75%	11.77%	11.83%	11.63%
Tier 1 Risk-Based	9.75%	9.95%	9.99%	10.04%	9.85%
Core	6.77%	6.89%	6.82%	6.87%	6.94%

     Fourth Quarter Loan Provision & Allowance for Loan Losses:

($ in thousands)	4Q 2008	Allowance for Loan Losses	% of Reserves
	Loan Provision	at December 31, 2008	to Total Loans
Commercial Real Estate	$13,968	$75,850	6.21%
Consumer	11,137	32,382	4.34%
Small Business	2,655	8,133	2.49%
Residential	3,014	6,034	0.31%
Commercial Business	996	3,173	2.21%
Total BankAtlantic	$31,770	$125,572	2.87%
Parent-Workout Sub	6,682	11,685	14.32%
Consolidated Total	$38,452	$137,257	3.07%

     Net Charge-offs, for the three-months ended:

($ in thousands)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Commercial Real Estate	$0	$4,965	$14,501	$40,591	$3,118
Consumer	9,033	7,621	7,095	4,748	4,045
Small Business	1,644	1,334	345	1,135	449
Purchased Residential	1,694	753	761	584	216
CRA Residential	265	249	74	40	39
Commercial Business	(3)	(9)	(3)	(26)	(14)
Total BankAtlantic	$12,633	$14,913	$22,773	$47,072	$7,853
Parent-Workout Sub	2,698	8,290	8,184	na	na
Consolidated Total	$15,331	$23,203	$30,957	$47,072	$7,853

     Non-accrual loans, at period-end:

($ in thousands)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Commercial Real Estate	$161,947	$56,419	$54,033	$35,381	$159,278
Consumer	6,763	5,867	4,495	4,374	3,218
Small Business	4,644	3,911	1,165	893	883
Purchased Residential	31,118	21,266	16,721	13,236	6,895
CRA Residential	3,616	2,279	1,487	1,906	1,783
Commercial Business	0	0	0	0	6,534
Total BankAtlantic	$208,088	$89,742	$77,901	$55,790	$178,591
Parent-Workout Sub	79,327	82,059	90,412	101,493	na
Consolidated Total	$287,415	$171,801	$168,313	$157,283	$178,591

     Delinquencies, excluding non-accrual loans, at period-end (BankAtlantic):

Loan Principal at		12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
12/31/08
(in thousands)
$1,224,820	Commercial Real Estate	1.34%*	0.41%*	0.42%	1.97%	0.00%
730,718	Consumer	1.60%	1.17%	1.54%	1.14%	1.08%
327,475	Small Business	1.31%	0.95%	0.93%	0.49%	0.14%
1,855,570	Purchased Residential	0.99%	0.73%	0.44%	0.52%	0.43%
79,438	CRA Residential	2.35%	2.57%	1.55%	0.93%	2.54%
146,930	Commercial Business	0.00%	0.00%	0.00%	0.00%	1.03%
$4,364,951	Total BankAtlantic	1.20%*	0.73%*	0.65%	0.98%	0.43%

*	Excludes $58.5 million and $26 million of Commercial Real Estate loans at December 31, 2008 and September 30, 2008, respectively, which had matured and had been approved for renewal or forbearance but were not fully documented at period end. Including these loans, Commercial Real Estate delinquencies were 6.12% and 2.52% and Total BankAtlantic delinquencies would have been 2.54% and 1.31% at December 31, 2008 and September 30, 2008, respectively.

Financial data is provided in the supplemental financial tables available at www.BankAtlanticBancorp.com for both BankAtlantic (bank only) as well as the Parent-BankAtlantic Bancorp.
•	To view the financial summary, access the “Investor Relations” section and click on the “Quarterly Financials” navigation link.

•	To view the Supplemental Financials, access the “Investor Relations” section and click on the “Supplemental Financials” navigation link.
Additionally, BankAtlantic financial information is provided quarterly to the OTS through Thrift Financial Reports, available to the public through the OTS and FDIC websites.
     Copies of BankAtlantic Bancorp’s fourth quarter and full year 2008 financial results press release and financial summary, and the Supplemental Financials will also be made available upon request via fax, email, or postal service mail. To request a copy, contact BankAtlantic Bancorp’s Investor Relations department using the contact information listed below.

BankAtlantic Bancorp will host an investor and media teleconference call and webcast on Tuesday, February 10, 2009, at 8:30 a.m. (Eastern Time).
Teleconference Call Information:
     To access the teleconference call in the U.S. and Canada, the toll free number to call is 1-800-968-8156. International calls may be placed to 706-634-5752. Domestic and international callers may reference PIN number 81427295.
     A replay of the conference call will be available beginning two hours after the call’s completion through 5:00 p.m. Eastern Time, Wednesday, February 25, 2009. To access the replay option in the U.S. and Canada, the toll free number to call is 1-800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is 81427295.
Webcast Information:
     Alternatively, individuals may listen to the live and/or archived webcast of the teleconference call. To listen to the webcast, visit www.BankAtlanticBancorp.com, access the “Investor Relations” section and click on the “Webcast” navigation link, or go directly to http://www.visualwebcaster.com/event.asp?id=54715. The archive of the teleconference call will be available through 5:00 p.m. Eastern Time, Wednesday, February 25, 2009.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.

About BankAtlantic:
BankAtlantic, “Florida’s Most Convenient Bank”, with nearly $6.0 billion in assets and more than 100 stores is one of the largest financial institutions headquartered in Florida. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Free Online Banking & Bill Pay, a 7-Day Customer Service Center, Change Exchange coin counters and free retail and business checking with a free gift. BankAtlantic has been serving communities throughout Florida since 1952 and currently operates more than 250 conveniently located ATMs. The bank has supported thousands of charitable, civic and professional organizations since the inception of the BankAtlantic Foundation in 1994.
For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com
* To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.BankAtlanticBancorp.com.
BankAtlantic Bancorp Contact Info:
Donna Rouzeau,
Assistant Vice President, Investor Relations & Corporate Communications
Email: CorpComm@BankAtlanticBancorp.com
Leo Hinkley,
Senior Vice President, Investor Relations Officer
Email: InvestorRelations@BankAtlanticBancorp.com
Phone: (954) 940-5300, Fax: (954) 940-5320
Mailing Address: BankAtlantic Bancorp, Investor Relations
2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Public Relations:
Hattie Hess, Vice President, Public Relations
Telephone: 954-940-6383, Fax: 954-940-6310
Email: hhess@BankAtlantic.com
Public Relations for BankAtlantic:
Rbb Public Relations
Sandra Fine
Telephone: 305-567-0535, Fax: 305-448-5027
Email: sandra.fine@rbbpr.com
# # #
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services, including the impact of a continued and deepening recession on our business generally, our well capitalized regulatory capital ratios, as well as the ability of our borrowers to service their obligations and of our customers to maintain account balances; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans (including those held in the asset workout subsidiary of the Company) of a sustained downturn in the economy and in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our residential land acquisition and development loans (including “Builder land bank loans, Land acquisition and development loans and Land acquisition, development and construction loans) as well as other Commercial real estate loans, and Commercial business loans; and conditions specifically in those market sectors; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; BankAtlantic Bancorp’s ability to successfully manage the loans held by the newly formed asset workout subsidiary, and the risk that we will continue to realize losses in that loan portfolio; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws including their impact on the bank’s net interest margin; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities, the value of our assets and on the ability of our borrowers to service their debt obligations; BankAtlantic’s seven-day banking initiatives and other initiatives not resulting in continued growth of core deposits or increasing average balances of new deposit accounts or producing results which do not justify their costs; the success of our expense reduction initiatives and the ability to achieve additional cost savings; and the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance, actual or estimated new account openings and growth may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

BankAtlantic Bancorp, Inc. and Subsidiaries
Summary of Selected Financial Data (unaudited)

							For the
		For the Three Months Ended					Years Ended
		12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007	12/31/2008	12/31/2007
Earnings (in thousands):
Net loss from continuing operations		$(167,177)	(10,982)	(19,363)	(24,564)	(9,926)	(222,086)	(30,012)
Net loss		$(156,612)	(6,063)	(19,363)	(23,443)	(9,926)	(205,481)	(22,200)
Average Common Shares Outstanding (in thousands):
Basic		11,231	11,228	11,223	11,219	11,211	11,226	11,632
Diluted		11,231	11,228	11,223	11,219	11,211	11,226	11,632
Key Performance Ratios Basic loss per share from continuing operations		$(14.88)	(0.98)	(1.73)	(2.19)	(0.89)	(19.78)	(2.58)
Diluted loss per share from continuing operations		$(14.88)	(0.98)	(1.73)	(2.19)	(0.89)	(19.78)	(2.58)
Basic loss per share		$(13.94)	(0.54)	(1.73)	(2.09)	(0.89)	(18.30)	(1.91)
Diluted loss per share		$(13.94)	(0.54)	(1.73)	(2.09)	(0.89)	(18.30)	(1.91)
Return on average tangible assets from continuing operations	(note 1)%	(11.15)	(0.69)	(1.26)	(1.57)	(0.63)	(3.59)	(0.47)
Return on average tangible equity from continuing operations	(note 1)%	(195.32)	(12.76)	(21.63)	(25.73)	(9.96)	(62.25)	(6.95)
Average Balance Sheet Data (in millions):
Assets		$6,073	6,397	6,235	6,350	6,354	6,264	6,420
Tangible assets	(note 1)	$5,999	6,322	6,160	6,274	6,278	6,189	6,342
Loans		$4,482	4,544	4,571	4,642	4,654	4,560	4,669
Investments		$1,054	1,347	1,138	1,191	1,172	1,182	1,207
Deposits and escrows		$3,917	3,935	3,907	3,949	3,960	3,927	3,974
Stockholders’ equity		$410	415	435	459	471	430	508
Tangible stockholders’ equity	(note 1)	$342	344	358	382	399	357	432

Note:

(1)	Average tangible assets is defined as average total assets less average goodwill and core deposit intangibles.

Average tangible equity is defined as average total stockholders’ equity less average goodwill, core deposit intangibles and other comprehensive income.

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (unaudited)

	December 31,	December 31,
(in thousands, except share data)	2008	2007
ASSETS
Cash and cash equivalents	$158,957	124,574
Securities available for sale (at fair value)	701,845	925,363
Investment securities (approximate fair value: $2,503 and $44,688)	2,036	39,617
Financial instruments accounted for at fair value	—	10,661
Tax certificates net of allowance of $6,064 and $3,289	213,534	188,401
Loans receivable, net of allowance for loan losses of $137,257 and $94,020	4,326,651	4,524,188
Federal Home Loan Bank stock, at cost which approximates fair value	54,607	74,003
Real estate held for development and sale	18,383	33,741
Real estate owned	19,045	17,216
Office properties and equipment, net	216,978	243,863
Goodwill and other intangible assets	26,244	75,886
Other assets	76,277	121,304

Total assets	$5,814,557	6,378,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Demand	$741,691	824,211
NOW	992,762	900,233
Savings	419,494	580,497
Money market	427,762	624,390
Certificates of deposit	1,344,659	1,024,074

Total deposits	3,926,368	3,953,405
Advances from FHLB	967,028	1,397,044
Securities sold under agreements to repurchase	46,084	58,265
Federal funds purchased and other short term borrowings	238,339	108,975
Subordinated debentures and bonds payable	22,864	26,654
Junior subordinated debentures	294,195	294,195
Other liabilities	78,553	80,958

Total liabilities	5,573,431	5,919,496

Stockholders’ equity:
Common stock	112	112
Additional paid-in capital	218,975	217,141
Retained earnings	29,825	236,150

Total stockholders’ equity before accumulated other comprehensive (loss) income	248,912	453,403
Accumulated other comprehensive (loss) income	(7,786)	5,918

Total stockholders’ equity	241,126	459,321

Total liabilities and stockholders’ equity	$5,814,557	6,378,817

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)

						For the
	For the Three Months Ended					Years Ended
(in thousands)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007	12/31/2008	12/31/2007

INTEREST INCOME:
Interest and fees on loans	$56,660	60,843	61,583	68,136	74,415	247,222	313,998
Interest on securities available for sale	9,434	9,966	10,553	10,490	8,075	40,443	22,099
Interest on tax exempt securities	—	—	—	14	1,266	14	12,700
Interest on tax certificates	4,769	8,893	4,926	3,565	3,939	22,153	16,305
Interest and dividends on taxable investments	250	1,482	1,425	1,527	1,727	4,684	6,531

Total interest income	71,113	81,184	78,487	83,732	89,422	314,516	371,633

INTEREST EXPENSE:
Interest on deposits	15,610	15,552	14,508	18,593	21,443	64,263	84,476
Interest on advances from FHLB	10,162	13,401	12,433	14,946	17,443	50,942	73,256
Interest on short-term borrowed funds	151	330	725	1,279	2,068	2,485	9,573
Interest on long-term debt	6,008	5,484	5,220	6,283	6,650	22,995	25,552

Total interest expense	31,931	34,767	32,886	41,101	47,604	140,685	192,857

NET INTEREST INCOME	39,182	46,417	45,601	42,631	41,818	173,831	178,776
Provision for loan losses	38,452	31,214	47,247	42,888	9,515	159,801	70,842

NET INTEREST INCOME AFTER PROVISION	730	15,203	(1,646)	(257)	32,303	14,030	107,934

NON-INTEREST INCOME:
Service charges on deposits	21,501	23,924	24,466	24,014	26,342	93,905	102,639
Other service charges and fees	7,096	7,309	7,121	7,433	7,171	28,959	28,950
Securities activities, net	(3,320)	1,132	8,965	(4,738)	(3,163)	2,039	8,412
Gain on sales of loans	18	42	129	76	68	265	494
Income from unconsolidated subsidiaries	282	265	287	1,275	337	2,109	2,500
Other	2,276	2,524	2,908	2,579	1,690	10,287	8,308

Total non-interest income	27,853	35,196	43,876	30,639	32,445	137,564	151,303

NON-INTEREST EXPENSE:
Employee compensation and benefits	31,724	31,679	33,181	35,155	37,922	131,739	151,178
Occupancy and equipment	16,228	15,996	16,172	16,386	17,026	64,782	65,851
Advertising and business promotion	4,348	3,430	3,662	4,895	5,659	16,335	20,002
Professional fees	4,622	3,160	2,219	2,760	3,067	12,761	8,690
Check losses	1,854	2,094	2,101	2,718	3,547	8,767	11,476
Supplies and postage	1,294	1,080	1,282	1,006	1,502	4,662	6,146
Telecommunication	866	753	1,331	1,502	1,348	4,452	5,571
Cost associated with debt redemption	1,236	—	1	1	—	1,238	—
Provision for tax certificates	3,641	2,838	924	(117)	75	7,286	300
Impairment of goodwill	48,284	—	—	—	—	48,284	—
Impairment, restructuring and exit activities	3,620	522	5,952	(65)	5,681	10,029	20,361
Other	11,052	7,098	6,914	5,792	6,645	30,856	27,246

Total non-interest expense	128,769	68,650	73,739	70,033	82,472	341,191	316,821

Loss from continuing operations before income taxes	(100,186)	(18,251)	(31,509)	(39,651)	(17,724)	(189,597)	(57,584)
Provision (benefit) for income taxes	66,991	(7,269)	(12,146)	(15,087)	(7,798)	32,489	(27,572)

Loss from continuing operations	(167,177)	(10,982)	(19,363)	(24,564)	(9,926)	(222,086)	(30,012)
Discontinued operations	10,565	4,919	—	1,121	—	16,605	7,812

Net loss	$(156,612)	(6,063)	(19,363)	(23,443)	(9,926)	(205,481)	(22,200)

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Average Balance Sheet (unaudited)

		For the Three Months Ended
(in thousands except percentages and per share data)		12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007

Loans:
Residential real estate		$1,956,429	2,010,749	2,086,519	2,162,421	2,196,552
Commercial real estate		1,309,670	1,320,678	1,292,627	1,307,236	1,317,578
Consumer		754,709	755,050	743,123	722,327	697,764
Commercial business		138,598	135,909	129,332	131,770	132,677
Small business		322,417	322,048	319,096	318,588	309,322

Total Loans		4,481,823	4,544,434	4,570,697	4,642,342	4,653,893
Investments — taxable		1,054,126	1,346,852	1,137,831	1,186,441	1,036,382
Investments — tax exempt		—	—	—	4,314	135,961

Total interest earning assets		5,535,949	5,891,286	5,708,528	5,833,097	5,826,236
Goodwill and core deposit intangibles		74,166	75,029	75,401	75,718	76,068
Other non-interest earning assets		462,813	430,683	450,999	440,961	451,397

Total assets		$6,072,928	6,396,998	6,234,928	6,349,776	6,353,701

Tangible assets	(note 1)	$5,998,762	6,321,969	6,159,527	6,274,058	6,277,633

Deposits:
Demand deposits		$770,152	812,505	878,864	854,534	885,006
Savings		425,256	471,270	552,094	566,448	589,966
NOW		958,389	955,392	941,964	926,381	830,898
Money market		461,253	557,343	617,013	609,062	638,041
Certificates of deposit		1,301,953	1,138,615	917,133	992,078	1,015,940

Total deposits		3,917,003	3,935,125	3,907,068	3,948,503	3,959,851
Short-term borrowed funds		110,080	79,503	148,407	163,124	182,134
FHLB advances		1,258,944	1,598,111	1,389,835	1,423,746	1,368,242
Long-term debt		319,400	320,283	320,469	320,650	321,885

Total borrowings		1,688,424	1,997,897	1,858,711	1,907,520	1,872,261
Other liabilities		57,852	48,981	34,023	34,673	50,554

Total liabilities		5,663,279	5,982,003	5,799,802	5,890,696	5,882,666

Stockholders’ equity		409,649	414,995	435,126	459,080	471,035

Total liabilities and stockholders’ equity		$6,072,928	6,396,998	6,234,928	6,349,776	6,353,701

Other comprehensive income (loss) in stockholders’ equity		(6,874)	(4,184)	1,679	1,496	(3,562)

Tangible stockholders’ equity	(note 1)	$342,357	344,150	358,046	381,866	398,529

Net Interest Margin		2.85%	3.16%	3.18%	2.91%	2.95%

Period End
Total loans, net		$4,326,651	4,405,098	4,442,529	4,483,305	4,524,188
Total assets		5,814,557	6,227,884	6,514,975	6,390,690	6,378,817
Total stockholders’ equity		241,126	400,233	408,206	433,896	459,321
Class A common shares outstanding		10,258,057	10,254,570	10,251,382	10,245,744	10,239,235
Class B common shares outstanding		975,225	975,225	975,225	975,225	975,225
Closing stock price		5.80	8.20	8.80	19.55	20.50
High stock price for the quarter		11.82	15.00	20.75	29.00	48.00
Low stock price for the quarter		2.25	4.05	7.80	16.30	14.45
Book value per share		21.47	35.64	36.36	38.67	40.96
Tangible book value per share		19.82	29.47	30.02	31.67	33.66

Bank Operations Business Segment
Condensed Statements of Operations (Unaudited)

						For the
	For the Three Months Ended					Years Ended
(in thousands)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007	12/31/2008	12/31/2007

Net interest income	$44,525	51,195	49,923	48,005	47,291	193,648	199,510
Provision for loan losses	31,770	22,924	37,801	42,888	9,515	135,383	70,842

Net interest income after provision for loan losses	12,755	28,271	12,122	5,117	37,776	58,265	128,668

Non-interest income
Service charges on deposits	21,501	23,924	24,466	24,014	26,342	93,905	102,639
Other service charges and fees	7,096	7,309	7,121	7,433	7,171	28,959	28,950
Securities activities, net	93	1	1,960	341	861	2,395	2,307
Loss from real estate operations	—	—	(281)	—	—	(281)	(12)
Gain on sales of loans	18	42	129	76	68	265	494
Income from unconsolidated subsidiaries	127	122	147	1,113	163	1,509	1,219
Other non-interest income	2,274	2,520	3,186	2,576	1,685	10,556	8,285

Total non-interest income	31,109	33,918	36,728	35,553	36,290	137,308	143,882

Non-interest expense
Employee compensation and benefits	30,956	30,353	32,118	34,243	37,221	127,670	148,757
Occupancy and equipment	16,227	15,993	16,171	16,383	17,023	64,774	65,839
Advertising and business promotion	4,243	3,388	3,564	4,861	5,596	16,056	19,684
Professional fees	4,019	2,696	2,004	2,260	2,969	10,979	8,266
Check losses	1,854	2,094	2,101	2,718	3,547	8,767	11,476
Supplies and postage	1,220	1,076	1,281	1,003	1,441	4,580	6,078
Telecommunication	860	748	1,326	1,496	1,342	4,430	5,552
Cost associated with debt redemption	1,236	—	1	1	—	1,238	—
Provision for tax certificates	3,641	2,838	924	(117)	75	7,286	300
Impairment of goodwill	48,284	—	—	—	—	48,284	—
Impairment, restructuring and exit activities	3,620	522	5,952	(65)	5,681	10,029	20,361
Other	8,513	7,098	6,895	5,843	6,686	28,349	27,055

Total non-interest expense	124,673	66,806	72,337	68,626	81,581	332,442	313,368

Loss from bank operations business segment before income taxes	(80,809)	(4,617)	(23,487)	(27,956)	(7,515)	(136,869)	(40,818)
Provision (benefit) for income taxes	54,022	(2,525)	(9,428)	(10,975)	(4,143)	31,094	(21,378)

Net loss from bank operations business segment	$(134,831)	(2,092)	(14,059)	(16,981)	(3,372)	(167,963)	(19,440)

Bank Operations Business Segment
Condensed Statements of Condition and Statistics (Unaudited)

							For the
(in thousands except percentages	For the Three Months Ended						Years Ended
and per share data)	12/31/2008		9/30/2008	6/30/2008	3/31/2008	12/31/2007	12/31/2008	12/31/2007
Statistics:
Tax equivalent:
Average earning assets		$5,436,572	5,770,265	5,569,690	5,669,461	5,653,913	5,611,453	5,690,404
Average interest bearing liabilities		$4,571,084	4,839,138	4,610,344	4,712,913	4,656,897	4,683,489	4,629,819
Average tangible assets		$5,881,742	6,187,300	6,002,728	6,085,957	6,080,693	6,039,405	6,123,978
Average tangible equity		$492,366	486,523	466,141	467,952	481,495	478,304	499,158
Borrowings to deposits and borrowings	%	24.89	29.53	31.61	28.74	28.74	24.89	28.74
Tax equivalent:
Yield on earning assets	%	5.22	5.61	5.61	5.88	6.33	5.58	6.61
Cost of interest-bearing liabilities	%	2.30	2.45	2.46	3.02	3.54	2.55	3.67
Interest spread	%	2.92	3.16	3.15	2.86	2.79	3.03	2.94
Net interest margin	%	3.29	3.56	3.58	3.37	3.41	3.45	3.62
Performance:
Efficiency ratio	%	164.84	78.49	83.48	82.13	97.61	100.45	91.26
Operating Efficiency ratio (1)%		89.76	74.54	75.54	82.35	90.72	80.25	85.24
Return on average tangible assets	%	(9.17)	(0.14)	(0.94)	(1.12)	(0.22)	(2.78)	(0.32)
Return on average tangible equity	%	(109.54)	(1.72)	(12.06)	(14.52)	(2.80)	(35.12)	(3.89)
Tangible capital to tangible assets		6.80%	7.89%	7.54%	7.56%	7.55%
Earning assets repricing at period end:
Percent of earning assets that have fixed rates	%	49	53	52	53	54
Percent of earning assets that have variable rates	%	51	47	48	47	46
One year Gap	%	3	(2)	1	3	(3)
Regulatory Capital Ratios at period end
Total risk-based capital	%	11.58	11.75	11.77	11.83	11.63
Tier I risk-based capital	%	9.75	9.95	9.99	10.04	9.85
Core capital	%	6.77	6.89	6.82	6.87	6.94

(1)	Operating efficiency ratio is calculated excluding cost associated with debt redemption, provision for tax certificates, impairment of goodwill, impairment, restructuring and exit activities.

Bank Operations Business Segment
Condensed Statements of Financial Condition (Unaudited)

	As of
(in thousands)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
ASSETS
Loans receivable, net	$4,256,741	4,328,467	4,357,541	4,388,334	4,524,188
Investment securities	268,141	371,181	501,741	237,031	262,404
Available for sale securities	700,250	731,279	755,651	790,570	789,917
Goodwill	22,205	70,489	70,489	70,489	70,489
Core deposit intangible asset	4,039	4,375	4,711	5,047	5,397
Other assets	462,314	607,188	679,015	720,485	509,567

Total assets	$5,713,690	6,112,979	6,369,148	6,211,956	6,161,962

LIABILITIES AND STOCKHOLDER’S EQUITY
Deposits Demand	$741,691	767,179	891,142	912,862	824,211
NOW	992,762	938,366	939,714	928,275	900,233
Savings	419,494	432,246	526,303	571,456	580,497
Money market	427,762	494,505	621,899	618,045	624,390
Certificates of deposit	1,344,659	1,235,936	955,921	964,976	1,024,074

Total deposits	3,926,368	3,868,232	3,934,979	3,995,614	3,953,405
Advances from Federal Home Loan Bank	967,028	1,468,032	1,657,036	1,477,040	1,397,044
Short term borrowings	311,074	127,041	135,200	108,009	170,433
Long term debt	22,864	26,098	26,287	26,467	26,654
Other liabilities	73,462	72,552	65,655	65,351	79,147

Total liabilities	5,300,796	5,561,955	5,819,157	5,672,481	5,626,683
Stockholder’s equity	412,894	551,024	549,991	539,475	535,279

Total liabilities and stockholder’s equity	$5,713,690	6,112,979	6,369,148	6,211,956	6,161,962

Bank Operations Business Segment
Average Balance Sheet — Yield / Rate Analysis

	For the Three Months Ended
	December 31, 2008			December 31, 2007
	Average	Revenue/	Yield/	Average	Revenue/		Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense		Rate
Loans:
Residential real estate	$1,956,429	26,295	5.38%	$2,196,552	30,175		5.49%
Commercial real estate	1,227,137	15,480	5.05	1,317,578	23,273		7.07
Consumer	754,709	7,171	3.80	697,764	12,006		6.88
Commercial business	137,062	2,339	6.83	132,677	2,875		8.67
Small business	322,417	5,289	6.56	309,322	6,086		7.87

Total loans	4,397,754	56,574	5.15	4,653,893	74,415		6.40
Investments — tax exempt	—	—	—	130,850	1,860	(1)	5.69
Investments — taxable	1,038,818	14,327	5.52	869,170	13,262		6.10

Total interest earning assets	5,436,572	70,901	5.22%	5,653,913	89,537		6.33%

Goodwill and core deposit intangibles	74,166			76,068
Other non-interest earning assets	445,170			426,780

Total Assets	$5,955,908			$6,156,761

Deposits:
Savings	$425,256	729	0.68%	$589,967	2,946		1.98%
NOW	958,389	1,954	0.81	830,898	2,533		1.21
Money market	461,253	1,319	1.14	638,041	4,274		2.66
Certificates of deposit	1,301,953	11,607	3.55	1,015,940	11,690		4.57

Total interest bearing deposits	3,146,851	15,609	1.97	3,074,846	21,443		2.77

Short-term borrowed funds	140,083	209	0.59	186,118	2,108		4.49
Advances from FHLB	1,258,944	10,162	3.21	1,368,242	17,443		5.06
Long-term debt	25,206	396	6.25	27,691	601		8.61

Total interest bearing liabilities	4,571,084	26,376	2.30	4,656,897	41,595		3.54
Demand deposits	770,059			885,398
Non-interest bearing other liabilities	54,383			61,451

Total Liabilities	5,395,526			5,603,746
Stockholder’s equity	560,382			553,015

Total liabilities and stockholder’s equity	$5,955,908			$6,156,761

Net tax equivalent interest income/ net interest spread		44,525	2.92%		47,942		2.79%

Tax equivalent adjustment		—			(651)

Net interest income		44,525			47,291

Margin
Interest income/interest earning assets			5.22%				6.33%
Interest expense/interest earning assets			1.93				2.92

Net interest margin (tax equivalent)			3.29%				3.41%

(1)	The tax equivalent basis is computed using a 35% tax rate.

Bank Operations
Average Balance Sheet — Yield / Rate Analysis

	For the Years Ended
	December 31, 2008			December 31, 2007
	Average	Revenue/	Yield/	Average	Revenue/		Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense		Rate

Loans:
Residential real estate	$2,053,645	111,691	5.44%	$2,209,832	120,768		5.47%
Commercial real estate	1,238,307	69,642	5.62	1,367,095	108,931		7.97
Consumer	743,863	33,950	4.56	650,764	47,625		7.32
Commercial business	132,565	9,516	7.18	142,455	12,720		8.93
Small business	320,853	22,162	6.91	298,774	23,954		8.02

Total loans	4,489,233	246,961	5.50	4,668,920	313,998		6.73
Investments — tax exempt	—	—	—	328,583	19,272	(1)	5.87
Investments — taxable	1,122,220	66,324	5.91	692,901	43,044		6.21

Total interest earning assets	5,611,453	313,285	5.58%	5,690,404	376,314		6.61%

Goodwill and core deposit intangibles	75,076			76,599
Other non-interest earning assets	427,952			433,574

Total Assets	$6,114,481			$6,200,577

Deposits:
Savings	$503,464	4,994	0.99%	$584,542	12,559		2.15%
NOW	945,594	8,791	0.93	794,258	8,149		1.03
Money market	560,885	8,993	1.60	656,702	17,882		2.72
Certificates of deposit	1,088,170	41,485	3.81	992,043	45,886		4.63

Total deposits	3,098,113	64,263	2.07	3,027,545	84,476		2.79

Short-term borrowed funds	141,654	2,699	1.91	194,222	9,829		5.06
Advances from FHLB	1,417,718	50,942	3.59	1,379,106	73,256		5.31
Long-term debt	26,004	1,733	6.66	28,946	2,498		8.63

Total interest bearing liabilities	4,683,489	119,637	2.55	4,629,819	170,059		3.67
Demand deposits	828,825			946,356
Non-interest bearing other liabilities	50,584			55,683

Total Liabilities	5,562,898			5,631,858
Stockholder’s equity	551,583			568,719

Total liabilities and stockholder’s equity	$6,114,481			$6,200,577

Net interest income/net interest spread		193,648	3.03%		206,255		2.94%

Tax equivalent adjustment		—			(6,745)

Net interest income		193,648			199,510

Margin
Interest income/interest earning assets			5.58%				6.61%
Interest expense/interest earning assets			2.13				2.99

Net interest margin			3.45%				3.62%

(1)	The tax equivalent basis is computed using a 35% tax rate.

Bank Operations Business Segment
Allowance for Loan Loss and Credit Quality

							For the
	For the Three Months Ended						Years Ended
(in thousands)	12/31/2008		9/30/2008	6/30/2008	3/31/2008	12/31/2007	12/31/2008	12/31/2007
Allowance for Loan Losses

Beginning balance		$106,435	98,424	83,396	94,020	92,358	94,020	43,602

Charge-offs:
Residential real estate		(2,088)	(1,077)	(1,027)	(624)	(255)	(4,816)	(461)
Commercial real estate		—	(4,965)	(14,501)	(40,591)	(3,118)	(60,057)	(12,562)
Commercial business		—	—	—	—	—	—	—
Consumer		(9,197)	(7,684)	(7,225)	(4,836)	(4,094)	(28,942)	(7,065)
Small business		(1,755)	(1,471)	(464)	(1,196)	(534)	(4,886)	(2,554)

Total charge-offs		(13,040)	(15,197)	(23,217)	(47,247)	(8,001)	(98,701)	(22,642)

Recoveries:
Residential real estate		130	75	192	—	—	397	15
Commercial real estate		—	—	—	—	—	—	304
Commercial business		3	9	3	26	14	41	862
Consumer		163	63	130	88	49	444	417
Small business		111	137	119	61	85	428	620

Total recoveries		407	284	444	175	148	1,310	2,218

Net charge-offs		(12,633)	(14,913)	(22,773)	(47,072)	(7,853)	(97,391)	(20,424)
Transfer specific reserves to Parent		—	—	—	(6,440)	—	(6,440)	—
Provision for loan losses		31,770	22,924	37,801	42,888	9,515	135,383	70,842

Ending balance		$125,572	106,435	98,424	83,396	94,020	125,572	94,020

Annualized net charge-offs to average loans	%	1.15	1.34	2.04	4.06	0.67	2.17	0.44

	As of
	12/31/2008		9/30/2008	6/30/2008	3/31/2008	12/31/2007
Credit Quality

Nonaccrual loans		$208,088	89,742	77,901	55,790	178,591
Nonaccrual tax certificates		1,441	2,317	2,309	2,013	2,094
Real estate owned		19,045	20,054	20,298	19,784	17,216
Other repossessed assets		—	—	—	—	—

Total nonperforming assets		228,574	112,113	100,508	77,587	197,901

Nonperforming assets to total loans and other assets	%	4.95	2.36	2.05	1.67	4.10
Allowance for loan losses to total loans	%	2.87	2.40	2.21	1.86	2.04
Provision to average loans	%	2.89	2.06	3.38	3.70	0.82
Allowance to nonaccrual loans	%	60.35	118.60	126.34	149.48	52.65
Nonperforming loans to total loans	%	4.75	2.02	1.75	1.25	3.87
Nonperforming assets to reserves and stockholder equity	%	41.98	16.91	15.41	12.39	31.28

Parent Company Business Segment Activities
Condensed Statements of Operations — Unaudited

						For the
	For the Three Months Ended					Years Ended
(in thousands)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007	12/31/2008	12/31/2007
Net interest expense	$(5,343)	(4,778)	(4,324)	(5,374)	(5,473)	(19,819)	(20,734)
Provision for loan losses	6,682	8,290	9,446	—	—	24,418	—

Net interest income after provision for loan losses	(12,025)	(13,068)	(13,770)	(5,374)	(5,473)	(44,237)	(20,734)

Non-interest income
Income from unconsolidated subsidiaries	155	143	140	162	174	600	1,281
Securities activities, net	(3,413)	1,131	7,005	(5,079)	(4,024)	(356)	6,105
Other	287	202	269	271	275	1,029	864

Non-interest income	(2,971)	1,476	7,414	(4,646)	(3,575)	1,273	8,250

Non-interest expense
Employee compensation and benefits	768	1,326	1,063	912	701	4,069	2,421
Advertising and business promotion	105	42	98	34	62	279	317
Professional fees	603	464	215	500	98	1,782	424
Other	2,905	210	290	229	300	3,634	1,120

Non-interest expense	4,381	2,042	1,666	1,675	1,161	9,764	4,282

Loss from parent company activities before income taxes	(19,377)	(13,634)	(8,022)	(11,695)	(10,209)	(52,728)	(16,766)
Provision (benefit) for income taxes	12,969	(4,744)	(2,718)	(4,112)	(3,655)	1,395	(6,194)

Net loss from parent company business segment	$(32,346)	(8,890)	(5,304)	(7,583)	(6,554)	(54,123)	(10,572)

Condensed Statements of Financial Condition — Unaudited

	As of
(in thousands)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
ASSETS
Cash	$37,116	41,031	17,261	27,624	9,163
Securities	3,630	5,727	18,664	28,864	185,724
Investment in subsidiaries	482,904	634,266	638,679	634,447	535,281
Investment in unconsolidated subsidiaries	8,820	8,820	8,820	8,820	8,820
Other assets	7,943	9,482	21,006	30,672	16,339

Total assets	$540,413	699,326	704,430	730,427	755,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Subordinated debentures and notes payable	$294,195	294,195	294,195	294,195	294,195
Other liabilities	5,092	4,898	2,029	2,336	1,811

Total liabilities	299,287	299,093	296,224	296,531	296,006

Stockholders’ equity	241,126	400,233	408,206	433,896	459,321

Total liabilities and stockholders’ equity	$540,413	699,326	704,430	730,427	755,327

Parent Company Business Segment
Allowance for Loan Loss and Credit Quality

Parent Company and Work-out Subsidiary					For the
(in thousands)	For the Three Months Ended				Year Ended
	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2008
Allowance for Loan Losses

Beginning balance	$7,702	7,702	6,440	—	—
Charge-offs	(2,699)	(8,290)	(8,184)	—	(19,173)
Specific reserves transfer from BankAtlantic	—	—	—	6,440	6,440
Provision for loan losses	6,682	8,290	9,446	—	24,418

Ending balance	$11,685	7,702	7,702	6,440	11,685

	As of
	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Credit Quality
Nonaccrual loans	$79,327	82,059	90,412	101,493
Specific reserves	(11,685)	(7,702)	(7,702)	(6,440)

Nonaccrual loans, net	$67,642	74,357	82,710	95,053

Consolidated BankAtlantic Bancorp and Subsidiaries
Nonperforming Assets and Credit Quality Statistics

(in thousands)	As of
	12/31/2008		9/30/2008	6/30/2008	3/31/2008
Nonperforming Assets
Commercial real estate		$235,636	132,840	138,808	130,645
Residential		34,734	23,545	18,208	15,141
Consumer		6,763	5,867	4,495	4,374
Commercial business		5,638	5,638	5,638	6,231
Small business		4,644	3,911	1,165	893

Total nonaccrual loans		287,415	171,801	168,314	157,284
Nonaccrual tax certificates		1,441	2,317	2,309	2,013
Real estate owned		19,045	20,054	20,298	19,784
Other repossessed assets		—	—	—	—

Total nonperforming assets, gross		$307,901	194,172	190,921	179,081

Credit Quality Statistics
Nonperforming assets, gross to total loans and other assets	%	6.55	4.01	3.83	3.77
Allowance for loan losses to total loans	%	3.07	2.53	2.33	1.96
Provision to average loans	%	3.43	2.75	4.13	3.70
Allowance to nonaccrual loans	%	47.76	66.44	63.05	57.12